Exhibit 99.2

Contact:	Chris Donaghey
443-733-1600

The KEYW Holding Corporation Completes Its $130.0 Million Public Offering of Convertible Senior Notes Due 2019 and The KEYW Corporation Closes New $42.5 Million Revolving Credit Facility

HANOVER, Md., July 21, 2014 (Globe Newswire) – The KEYW Holding Corporation (NASDAQ: KEYW) announced today the closing of its previously announced offering of convertible senior notes due July 15, 2019 (“notes”). The Company issued $130.0 million aggregate principal amount of notes. In connection with the offering of the notes, the Company entered into privately negotiated capped call transactions with affiliates of RBC Capital Markets and BofA Merrill Lynch. RBC Capital Markets and BofA Merrill Lynch acted as joint book-running managers for the notes offering. SunTrust Robinson Humphrey acted as co-manager.

Concurrently with the issuance of the notes, the Company’s wholly-owned subsidiary, The KEYW Corporation closed a new senior secured revolving credit agreement with Royal Bank of Canada, Bank of America, SunTrust Bank (or one of their respective affiliates) and other lenders, with RBC Capital Markets, LLC as lead arranger and sole bookrunner, for which Royal Bank of Canada will serve as sole administrative agent and sole collateral agent. The KEYW Corporation will receive a revolving credit commitment of up to $42.5 million that includes a swingline loan commitment of up to $10.0 million and a letter of credit facility of up to $15.0 million. This credit facility replaces The KEYW Corporation’s current credit facility with Royal Bank of Canada.

The notes bear interest at a rate of 2.50% per year payable semiannually in arrears on January 15 and July 15 of each year, beginning on January 15, 2015. The notes are not redeemable prior to maturity. The notes are convertible, only during certain periods and subject to certain circumstances, into cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election. The conversion rate of the notes will initially be 67.4093 shares of common stock per $1,000 principal amount of the notes, equivalent to an initial conversion price of approximately $14.83 per share of common stock.

The net proceeds from the offering were approximately $124.8 million after deducting the underwriters' discounts, estimated fees and expenses. The Company used approximately $16.0 million to fund the cost of the previously announced capped call transactions. The Company used $93.7 million of net proceeds to repay the outstanding balances under its existing credit facility.

The registration statement pursuant to which this offering was made is effective pursuant to the Securities Act of 1933.  Offers and sales of the notes may be made only by the prospectus and related prospectus supplement, which, when available, may be obtained from RBC Capital Markets, Attention: Equity Syndicate, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281 or by calling (877) 822-4089 or from BofA Merrill Lynch, Attention: Prospectus Department, 222 Broadway, New York, NY 10038 or by emailing dg.prospectus_requests@baml.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About KEYW

KEYW provides agile cyber superiority, cybersecurity, and geospatial intelligence solutions for U.S. Government intelligence and defense customers and commercial enterprises. We create our solutions by combining our services and expertise with hardware, software, and proprietary technology to meet our customers' requirements. For more information contact The KEYW Holding Corporation, 7740 Milestone Parkway, Suite 400, Hanover, Maryland 21076; Phone 443-733-1600; Fax 443-733-1601; E-mail investors@keywcorp.com.

Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements about our future expectations, plans and prospects, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “potential,” “opportunities”, and similar expressions. Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements. These statements involve numerous risks and uncertainties, including but not limited to those risk factors set forth in our Annual Report on Form 10-K, dated and filed March 10, 2014 with the SEC as required under the Securities Act of 1934, and other filings that we make with the SEC from time to time, including the risk that these activities could increase or decrease the price of the relevant notes and/or the value of KEYW’s common stock. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements. KEYW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

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